Exhibit 99.1

QUEST DIAGNOSTICS REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS

•Revenues of $1.88 billion, up 0.9% on an equivalent basis vs. 2014; down 1.3% on a reported basis vs. 2014
•Adjusted diluted EPS excluding amortization of $1.28, up 6.7% vs. 2014
•Reported diluted EPS of $2.35, up 167% vs. 2014 including gain on contribution to clinical trials joint venture
•Full year adjusted diluted EPS outlook narrowed to $4.75 - $4.80

MADISON, N.J., OCTOBER 22, 2015 - Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, announced today that for the quarter ended September 30, 2015, adjusted net income was $172 million compared to $161 million for 2014. Adjusted diluted EPS excluding amortization was $1.28 in the third quarter of 2015, compared to $1.20 in 2014.

For the third quarter of 2015, reported net income was $342 million, or $2.35 per diluted share, compared to $129 million, or $0.88 per diluted share, in 2014. Reported net income in the third quarter of 2015 benefitted from the previously discussed gain on the contribution to Q Squared Solutions, the clinical trials joint venture with Quintiles, totaling $189 million after tax, or $1.30 per diluted share. This benefit was partially offset by net charges of $19 million after tax, or $0.13 per diluted share, primarily related to restructuring and integration costs and ongoing efforts to drive operational excellence. In the third quarter of 2014, reported net income was reduced by charges of $32 million after tax, or $0.22 per diluted share, primarily related to restructuring and integration costs associated with acquisitions and ongoing efforts to drive operational excellence.

Third quarter 2015 revenues were $1.88 billion. Revenues grew by 0.9% from the prior year on an equivalent basis, which adjusts for the clinical trials business contributed to the joint venture. On a reported basis, revenues were lower by 1.3% compared to a year ago due to the contribution of clinical trials testing business to the joint venture. Diagnostic information services revenue was flat to the prior year. Volume, measured by the number of requisitions, was lower than the prior year by 0.2%, while revenue per requisition grew by approximately 0.2% versus the prior year.

For the third quarter of 2015, adjusted operating income was $325 million, or 17.3% of revenues, compared to $304 million, or 16.0% of revenues, for 2014. Reported operating income was $631 million, or 33.6% of revenues, in 2015, compared to $256 million, or 13.4% of revenues, in 2014. Third quarter 2015 reported operating income benefitted from the $334 million pre-tax gain on the contribution to the clinical trials joint venture. Third quarter reported cash provided by operations was $212 million in 2015, compared to $271 million in 2014. The reduction from a year ago is largely attributable to a payment against certain tax reserves in the third quarter of 2015.

“We delivered another good quarter as we grew equivalent revenues by 1% and both adjusted operating income and earnings by 7%,” said Steve Rusckowski, President and Chief Executive Officer.  “We are pleased with the progress we’re making to grow our business and we are investing in the future to capture the power of data analytics and enable precision medicine. Our new relationship with Inovalon enables us to create further value from information assets by delivering real-time insights to physicians at the point of service. We also completed our joint venture with Quintiles in July, and separately announced new companion diagnostic solutions in October for two recent FDA approved therapies for non-small cell lung cancer. We are on track to meet our expectations for the full-year 2015 and are narrowing our EPS guidance to $4.75 to $4.80.”

Year to Date Performance

Revenues were $5.64 billion for the first nine months of 2015, an increase of 1.7% on a reported basis over 2014 and 2.3% on an equivalent basis. Adjusted net income was $483 million for the first nine months of 2015 and grew by 9.8% compared to $440 million in 2014. Adjusted diluted EPS excluding amortization was $3.58 for the first nine months of 2015 and grew by 7.8%, compared to $3.32 in 2014. Reported net income for the first nine months of 2015 was $521 million, or $3.58 per diluted share, compared to $366 million, or $2.51 per diluted share, in 2014. Reported net income in 2015 benefitted from the net gain on the contribution to the clinical trials joint venture by $189 million.

Adjusted operating income for the first nine months of 2015 was $915 million, or 16.2% of revenues, compared to $836 million, or 15.1% of revenues, for 2014. On a reported basis, operating income was $1.16 billion, or 20.5% of revenues, benefitting from the gain on the contribution to the clinical trials joint venture. In 2014, reported operating income was $726 million, or 13.1% of revenues. Adjusted cash provided by operations for the first nine months of 2015 was $642 million. Reported cash provided by operations for the nine months of 2015 was $539 million and was negatively impacted by after tax cash charges associated with the company’s debt refinancing as well as the previously mentioned payment against certain tax reserves. In the first nine months of 2014, reported cash provided by operations was $635 million.

Outlook for 2015

For the full year 2015, the company now estimates results, before special items, as follows:
•Revenue expected to approximate $7.49 billion, compared to previous guidance of between $7.49 billion and $7.57 billion.

•	Adjusted diluted EPS excluding amortization to be between $4.75 and $4.80, compared to previous guidance of $4.70 to $4.85.
•Adjusted cash provided by operations to exceed $850 million, unchanged.
•Capital expenditures to approximate $275 million, compared to previous guidance of $300 million.

Note on Non-GAAP Financial Measures

As used in this press release: (i) for the purpose of income measures the term “adjusted” refers to operating performance measures that exclude special items such as gain on the contribution to the clinical trials joint venture, charges on retirement of debt and related refinancing charges, restructuring and integration charges, charges in equity earnings in equity method investees and other items; (ii) the term “adjusted diluted EPS excluding amortization expense” represents the company's results before the impact of special items and amortization expense; (iii) the term “adjusted cash provided by operations” represents cash provided by operations before the cash impact of charges on retirement of debt; and (iv) reference to “revenues on an equivalent basis” represents 2014 reported revenues excluding clinical trials revenues reported in the third and fourth quarters of 2014 when comparing to 2015 results. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The attached tables include reconciliations of adjusted measures to measures reported under accounting principles generally accepted in the United States.

Conference Call Information

Quest Diagnostics will hold its quarterly conference call to discuss financial results beginning at 8:30 a.m. Eastern Time today. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call.  A replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 800-839-2347 for domestic callers or 402-998-0556 for international callers. Telephone replays will be available from approximately 10:30 a.m. Eastern Time today until midnight Eastern Time on November 21, 2015.

Anyone listening to the call is encouraged to read the company's periodic reports, on file with the Securities and Exchange Commission, including the discussion of risk factors and historical results of operations and financial condition in those reports.

About Quest Diagnostics

Quest Diagnostics empowers people to take action to improve health outcomes.  Derived from the world’s largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management.  Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 45,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers or strategic partners and other factors discussed in the company's most recently filed Annual Report on Form 10-K and in any of the company's subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including those discussed in the “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of those reports.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

###

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three and Nine Months Ended September 30, 2015 and 2014
(in millions, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net revenues	$1,880	$1,904	$5,644	$5,552

Operating costs and expenses:
Cost of services	1,162	1,178	3,507	3,453
Selling, general and administrative	402	446	1,250	1,301
Amortization of intangible assets	20	24	61	71
Gain on contribution of business to joint venture	(334)	—	(334)	—
Other operating (income) expense, net	(1)	—	—	1
Total operating costs and expenses	1,249	1,648	4,484	4,826

Operating income	631	256	1,160	726

Other income (expense):
Interest expense, net	(35)	(41)	(117)	(122)
Other (expense) income, net	(4)	(1)	(146)	3
Total non-operating expenses, net	(39)	(42)	(263)	(119)

Income before income taxes and equity in earnings of equity method investees	592	214	897	607
Income tax expense	(239)	(82)	(359)	(234)
Equity in earnings of equity method investees, net of taxes	1	7	15	19
Net income	354	139	553	392
Less: Net income attributable to noncontrolling interests	12	10	32	26
Net income attributable to Quest Diagnostics	$342	$129	$521	$366

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$2.37	$0.89	$3.61	$2.52
Diluted	$2.35	$0.88	$3.58	$2.51

Weighted average common shares outstanding:
Basic	144	145	144	144
Diluted	145	145	145	145

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
September 30, 2015 and December 31, 2014
(in millions, except per share data)
(unaudited)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$123	$192
Accounts receivable, net	914	932
Inventories	86	110
Deferred income taxes	165	169
Prepaid expenses and other current assets	194	186
Assets held for sale	166	14
Total current assets	1,648	1,603
Property, plant and equipment, net	886	933
Goodwill	5,895	6,032
Intangible assets, net	1,004	1,071
Investment in equity method investees	478	46
Other assets	163	172
Total assets	$10,074	$9,857

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$973	$1,191
Current portion of long-term debt	160	518
Total current liabilities	1,133	1,709
Long-term debt	3,571	3,224
Other liabilities	680	594
Redeemable noncontrolling interest	69	—
Stockholders' equity:
Quest Diagnostics stockholders' equity:
Common stock, par value $0.01 per share; 600 shares authorized at both September 30, 2015 and December 31, 2014; 216 shares and 215 shares issued at September 30, 2015 and December 31, 2014, respectively	2	2
Additional paid-in capital	2,469	2,418
Retained earnings	6,066	5,723
Accumulated other comprehensive loss	(31)	(27)
Treasury stock, at cost; 72 shares and 71 shares at September 30, 2015 and December 31, 2014, respectively	(3,917)	(3,815)
Total Quest Diagnostics stockholders' equity	4,589	4,301
Noncontrolling interests	32	29
Total stockholders' equity	4,621	4,330
Total liabilities and stockholders' equity	$10,074	$9,857

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2015 and 2014
(in millions)
(unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$553	$392
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	230	235
Provision for doubtful accounts	232	224
Deferred income tax provision (benefit)	138	(21)
Stock-based compensation expense	39	38
Excess tax benefits from stock-based compensation arrangements	(4)	—
Gain on contribution of business to joint venture	(334)	—
Other, net	(4)	(5)
Changes in operating assets and liabilities:
Accounts receivable	(214)	(260)
Accounts payable and accrued expenses	(41)	20
Income taxes payable	(15)	22
Other assets and liabilities, net	(41)	(10)
Net cash provided by operating activities	539	635

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(41)	(725)
Capital expenditures	(169)	(219)
Investment in equity method investee	(37)	—
Decrease in investments and other assets	10	10
Net cash used in investing activities	(237)	(934)

Cash flows from financing activities:
Proceeds from borrowings	2,214	1,953
Repayments of debt	(2,235)	(1,466)
Purchases of treasury stock	(174)	(82)
Exercise of stock options	58	55
Excess tax benefits from stock-based compensation arrangements	4	—
Dividends paid	(158)	(139)
Distributions to noncontrolling interests	(28)	(23)
Sale of noncontrolling interest in subsidiary	51	—
Payment of deferred business acquisition consideration	(51)	—
Other financing activities, net	(52)	(16)
Net cash (used in) provided by financing activities	(371)	282

Net change in cash and cash equivalents	(69)	(17)

Cash and cash equivalents, beginning of period	192	187

Cash and cash equivalents, end of period	$123	$170

Cash paid during the period for:
Interest	$151	$133
Income taxes	$249	$236

Notes to Financial Tables

1)	The computation of basic and diluted earnings per common share is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions, except per share data)
Amounts attributable to Quest Diagnostics' common stockholders:
Net income attributable to Quest Diagnostics	$342	$129	$521	$366
Less: earnings allocated to participating securities	2	1	3	2
Earnings available to Quest Diagnostics' common stockholders - basic and diluted	$340	$128	$518	$364

Weighted average common shares outstanding - basic	144	145	144	144
Effect of dilutive securities:
Stock options and performance share units	1	—	1	1
Weighted average common shares outstanding - diluted	145	145	145	145

Earnings per share attributable to Quest Diagnostics' common stockholders:
Basic	$2.37	$0.89	$3.61	$2.52
Diluted	$2.35	$0.88	$3.58	$2.51

2)
Adjusted amounts for operating income, operating income as a percentage of net revenues and net income attributable to Quest Diagnostics represent the company's results before the impact of special items, such as the gain on contribution of business to clinical trials joint venture, charges on retirement of debt and related refinancing charges, restructuring and integration charges, charges in equity in earnings of equity method investeees and other items. Adjusted diluted EPS excluding amortization expense represents the company's results before the impact of special items and amortization expense. Revenue on an equivalent basis represents 2014 net revenues excluding clinical trials testing revenues in the third quarter of 2014. Adjusted cash provided by operations represents cash provided by operations before the cash impact of charges on retirement of debt. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconciles reported results to adjusted results:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(dollars in millions, except per share data)
Adjusted operating income:
Operating income	$631	$256	$1,160	$726
Gain on contribution of business to clinical trials joint venture (a)	(334)	—	(334)	—
Restructuring and integration charges (b)	29	40	83	91
Other (c)	(1)	8	6	19

Adjusted operating income	$325	$304	$915	$836

Adjusted operating income as a percentage of net revenues:
Operating income as a percentage of net revenues	33.6%	13.4%	20.5%	13.1%
Gain on contribution of business to clinical trials joint venture (a)	(17.8)	—	(5.9)	—
Restructuring and integration charges (b)	1.5	2.1	1.5	1.6
Other (c)	—	0.5	0.1	0.4

Adjusted operating income as a percentage of net revenues	17.3%	16.0%	16.2%	15.1%

Adjusted net income:
Net income attributable to Quest Diagnostics	$342	$129	$521	$366
Gain on contribution of business to clinical trials joint venture (a) (e)	(189)	—	(189)	—
Charges on retirement of debt and related refinancing charges (d) (e)	(2)	—	92	—
Restructuring and integration charges (b) (e)	18	25	51	59
Charges in equity in earnings of equity method investees (f)	3	—	3	—
Other (c) (e)	—	7	5	15

Adjusted net income	$172	$161	$483	$440

Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$2.35	$0.88	$3.58	$2.51
Gain on contribution of business to clinical trials joint venture (a) (e)	(1.30)	—	(1.30)	—
Charges on retirement of debt and related refinancing charges (d) (e)	(0.01)	—	0.63	—
Restructuring and integration charges (b) (e)	0.12	0.17	0.35	0.41
Charges in equity in earnings of equity method investees (f)	0.02	—	0.02	—
Other (c) (e)	—	0.05	0.03	0.10
Amortization expense (g)	0.10	0.10	0.27	0.30

Adjusted diluted EPS excluding amortization expense	$1.28	$1.20	$3.58	$3.32

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(dollars in millions)
Revenue on an equivalent basis:
Net revenues	$1,880	$1,904	$5,644	$5,552
Clinical trials revenue (h)	—	(41)	—	(41)

Revenue on an equivalent basis	$1,880	$1,863	$5,644	$5,511

Adjusted cash provided by operations:
Cash provided by operations	$212	$271	$539	$635
Cash charges on retirement of debt (i)	(24)	—	103	—

Adjusted cash provided by operations	$188	$271	$642	$635

(a)	Represents the gain associated with the contribution of our clinical trial testing business to Q Squared Solutions, the clinical trials joint venture with Quintiles Transnational Holdings Inc.

(b)
Represents costs primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business. The following table summarizes the pre-tax impact of restructuring and integration charges on the company's consolidated statements of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(dollars in millions)
Cost of services	$20	$14	$51	$37
Selling, general and administrative	9	25	32	53
Other operating (income) expense, net	—	1	—	1

	$29	$40	$83	$91

(c)
For the nine months ended September 30, 2015, primarily represents non-cash asset impairment charges primarily associated with our Celera Products business and costs incurred related to legal matters, partially offset by a pre-tax gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition.

For the three and nine months ended September 30, 2014, principally represents costs incurred related to legal matters.

(d)
Charges on retirement of debt and related refinancing charges represent: charges associated with the March 2015 cash tender offer (the "Tender Offer") in which the company purchased $250 million aggregate principal amount of its 6.95% Senior Notes due July 2037 and 5.75% Senior Notes due January 2040; and charges associated with the April 2015 redemption (the "Redemption") in which the company redeemed all of its 5.45% Senior Notes due November 2015, $150 million of its 3.2% Senior Notes due April 2016 and all of its 6.4% Senior Notes due July 2017. The following table summarizes the impact of pre-tax charges on retirement of debt and related refinancing charges on the company's consolidated statements of operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(dollars in millions)
Interest expense, net	$—	$—	$6	$—
Other (expense) income, net	—	—	144	—

	$—	$—	$150	$—

(e)
For the gain on contribution of business to clinical trials joint venture, the associated deferred tax liability was calculated using a combined tax rate of 43.3% and does not result in any significant current taxes payable. For the charges on retirement of debt and related refinancing charges, income tax benefits were calculated such that the combined tax rate for the full year will be 40%. For the restructuring and integration charges and other items, income tax impacts, where recorded, were calculated using combined tax rates of 38.9% and 38.2% for 2015 and 2014, respectively.

(f)	Charges in equity in earnings of equity method investees of $5 million, pre-tax, primarily consist of restructuring and integration charges incurred by the clinical trials joint venture.

(g)
Represents the impact of amortization expense on diluted earnings per common share, net of the income tax benefit. The income tax benefit was primarily calculated using combined tax rates of 38.9% and 38.2% for 2015 and 2014, respectively. The pre-tax amortization expense that is excluded from the calculation of adjusted diluted EPS excluding amortization expense is recorded in the company's statements of operations as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(dollars in millions)
Amortization of intangible assets	$20	$24	$61	$71
Equity in earnings of equity method investees, net of taxes	4	—	4	—

	$24	$24	$65	$71

(h)
Effective July 1, 2015, the company’s clinical trials testing business was contributed to the clinical trials joint venture. Clinical trials revenue reported in the third quarter of 2014 is excluded to provide 2014 revenue on an equivalent basis.

(i)
For the three months ended September 30, 2015, represents the estimated cash tax benefit realized on the retirement of debt in connection with the recent debt refinancing. For the nine months ended September 30, 2015, represents $146 million of pre-tax cash charges on retirement of debt in connection with our recent debt refinancing, net of the estimated cash tax benefit realized.

3)
For the three and nine months ended September 30, 2015, the $334 million gain on contribution of business to joint venture represents the gain associated with the contribution of our clinical trial testing business to the clinical trials joint venture.

4)
Other operating (income) expense, net includes miscellaneous income and expense items related to operating activities. For the nine months ended September 30, 2015, other operating (income) expense, net principally includes non-cash asset impairment charges primarily associated with our Celera Products business, substantially offset by a gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition.

5)
Other (expense) income, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the nine months ended September 30, 2015, other (expense) income, net includes $144 million of pre-tax charges on the retirement of debt associated with the Tender Offer and Redemption.

6)
For the three months ended September 30, 2015, the company repurchased 0.3 million shares of its common stock at an average price of $69.24 per share for $25 million. For the nine months ended September 30, 2015, the company repurchased 2.4 million shares of its common stock at an average price of $71.27 per share for $174 million. At September 30, 2015, $522 million remained available under the company’s share repurchase authorizations.

7)
The outlook for adjusted diluted EPS excluding amortization expense represents management’s estimates for the full year 2015 before the impact of special items and amortization expense. The outlook for adjusted cash provided by operations represents management’s estimate for the full year 2015 before the cash impact of charges on retirement of debt. These measures are presented because management believes they are useful adjuncts to the corresponding amounts determined under accounting principles generally accepted in the United States since they are meaningful to evaluate the company’s ongoing operating performance. Adjusted diluted EPS excluding amortization expense and adjusted cash provided by operations are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as alternatives to the corresponding amount determined under accounting principles generally accepted in the United States.

The following table reconciles our 2015 outlook for adjusted diluted EPS excluding amortization expense and adjusted cash provided by operations to the corresponding amounts determined under accounting principles generally accepted in the United States:

	Low	High
Adjusted diluted EPS excluding amortization expense:
Diluted earnings per common share	$4.65	$4.70
Gain on contribution of business to clinical trials joint venture (a)	(1.30)	(1.30)
Charges on retirement of debt and related refinancing charges (b)	0.63	0.63
Restructuring and integration charges (c)	0.35	0.35
Charges in equity in earnings of equity method investees (d)	0.02	0.02
Other (e)	0.03	0.03
Amortization expense, net of tax (f)	0.37	0.37

Adjusted diluted EPS excluding amortization expense	$4.75	$4.80

Adjusted cash provided by operations (dollars in millions):
Cash provided by operations		$747
Cash charges on retirement of debt (g)		103

Adjusted cash provided by operations		$850

(a)	Represents the pre-tax gain of $334 million recorded in the third quarter of 2015 associated with the contribution of our clinical trial testing business to the clinical trials joint venture.

(b)
Represents pre-tax charges of $150 million, incurred through September 30, 2015, associated with the retirement of debt and related refinancing charges in connection with the Tender Offer and Redemption.

(c)
Represents pre-tax charges of $83 million primarily associated with workforce reductions and professional fees incurred in connection with further restructuring and integrating our business through September 30, 2015. Further charges to earnings may be incurred as additional restructuring and integration activities are executed throughout the remainder of the year.

(d)	Represents pre-tax charges of $5 million primarily associated with restructuring and integration charges incurred by the clinical trials joint venture through September 30, 2015.

(e)
Principally represents pre-tax charges of $20 million associated with non-cash impairment charges primarily associated with our Celera Products business and costs incurred related to legal matters, partially offset by a pre-tax gain of $13 million associated with a decrease in the fair value of the contingent consideration accrual associated with our Summit Health acquisition through September 30, 2015.

(f)
Represents the full year impact of amortization expense on the calculation of adjusted diluted EPS excluding amortization expense. Amortization expense used in the calculation is as follows (dollars in millions):

Amortization of intangible assets	$80
Amortization expense included in equity in earnings of equity method investees	9

Total pre-tax amortization expense	$89

Total amortization expense, net of an estimated tax benefit	$55

(g)	Represents pre-tax cash charges of $146 million on retirement of debt in connection with our recent debt refinancing, net of the estimated cash tax benefit realized through September 30, 2015.